Exhibit (n)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Nuveen Churchill Direct Lending Corp. of our report dated February 25, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Nuveen Churchill Direct Lending Corp.’s Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Senior Securities” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
New York, New York
June 10, 2026